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                      CONVERTIBLE SECURED PROMISSORY NOTE


$80,000.00                                              January 24, 2002
                                                        New York, New York

     1. PARADISE MUSIC & ENTERTAINMENT, INC., a Delaware corporation having an office at 53 West 23rd Street, Suite 1100, New York, New York 10010 (the "Maker") hereby promises to pay to the order of PORTER CAPITAL CORPORATION, an Alabama corporation with an office for the transaction of business at 109 Danbury Road, Ridgefield, Connecticut 06877 (the "Holder"), in such coin or currency of the United States of America as shall be legal tender at the time of payment, the principal sum of Eight Thousand and 00/100 ($80,000.00) Dollars (the "Principal Amount"), with interest thereon computed from the date of advance until maturity, whether on the Maturity Date (as hereinafter defined), by acceleration, or otherwise, at the rate equal to Fifteen (15%) Percent per annum on the original Principal Amount (the "Interest Rate") and thereafter at the Default Rate (as hereinafter defined), together with any costs, expenses and attorneys' fee incurred by Holder pursuant to the provisions hereof.

     2. The Principal Amount and interest thereon is and shall be payable May 1, 2002.

     3. If any payment (whether for principal or interest) becomes due and payable on a Saturday, Sunday or other day on which commercial banks in the State of Connecticut are authorized or required by law to close, the maturity thereof shall be extended to the next succeeding business day.

     4. Upon the occurrence of any of the following events of default:

          (a) Maker defaults in the payment of principal or interest on the Note when and as the same shall become due and payable whether by acceleration thereof or otherwise;

          (b) Maker defaults in the performance or observance of any of the convenants and agreements contained in the Note (other than those relating to payment) and same shall remain unremedied for a period of five (5) business days after Maker shall receive written notice of such default from Holder, unless such cure cannot reasonably be completed within said period, then if a remedy is not commenced within said time period and diligently and continuously prosecuted to completion within sixty (60) days following the default;

          (c) Maker makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or Maker files any petition for relief under the federal Bankruptcy Code; or any order, judgment or decree is entered adjudicating Maker bankrupt or insolvent;

          (d) Maker petitions or applies to any tribunal for the appointment of a trustee, receiver or liquidator of Maker, or of any substantial part of the assets of or any proceedings for the voluntary liquidation and dissolution of Maker under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect;

          (e) any such petition or application is filed, or any such proceedings are commenced, against Maker and Maker by any act indicates its approval thereof, consent thereto


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     or acquiescence therein, or any order, judgment or decree is entered appointing any such trustee, receiver or liquidator, or approving the petition in any such proceedings and such order, judgment or decree remains unstayed and in effect for more than thirty (30) days;

          (f) any order, judgment or decree is entered in any proceeding against Maker decreeing the dissolution of Maker and such order, judgment or decree remains unstayed and in effect for more than thirty (30) days; or

          (g) Maker defaults in the performance of any of its obligations under the Commercial Factoring Agreement and related documents in connection therewith dated as of April 25, 2001 among All Access Entertainment Management Group, Inc., PDSE Records, Inc., d/b/a Label M in New York, Push Records, Inc., John Leffler Music, Inc., Picture Vision, Inc., Straw Dogs, Inc., Shelter Films, Inc., and PDSE Digital Inc.

then, and at any time thereafter, the Holder may, by written notice to the Maker, at its option (i) declare this Note to be forthwith due and payable, whereupon this Note shall become forthwith due and payable, both as to Principal Amount and interest, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding; however, if any event described in clauses (d) through (f), inclusive, shall occur, this Note shall thereupon become immediately due and payable, both as to Principal Amount and interest, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding, or (ii) convert this Note, together with all sums due Holder under the Factoring Agreement (as defined in the Loan Agreement between Holder and Maker of even date herewith [the "Loan Agreement"]) into such number of shares of Maker so that immediately upon conversion, the total shares of common stock owned by Holder (excluding those pledged to Holder pursuant to the Loan Agreement) shall total not less that fifty-one (51%) percent of the shares of the then outstanding common stock of Maker on a fully diluted basis.

     5. In the event the Maker fails to pay the Principal Amount on the Maturity Date, the Principal Amount shall thereafter bear interest at the rate of twenty-four (24%) percent per annum (the "Default Rate").

     6. In the event the Maker fails to pay the Principal Amount on the Maturity Date, Maker shall pay to Holder as liquidated damages, an amount of ten (10%) percent of the outstanding balance, including unpaid interest, on this Note.

     7. Provided that there shall be no event of default outstanding under this Note or the Security Agreement (as hereinafter defined), the outstanding balance of the Principal Amount shall be pre-payable at any time on five (5) days notice to Holder, in whole but not in part, without the imposition of a prepayment premium.

     8. The terms and conditions of this Note shall be governed by, and construed and interpreted in accordance with the laws of the State of Connecticut.

                                       2

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     9. All notices, demands or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, reputable overnight carrier or sent by registered or certified mail, postage prepaid, addressed to each party as set forth in the initial paragraph of this Note. If mailed, any notice, demand or other communication shall be deemed to have been given or made when mailed. Any party may by notice change the address to which notice or other communications to it are to be delivered or mailed.

     10. Any waiver of any term or condition or any amendment of, or supplementation to, this Note shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Note shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Note.

     11. The Maker shall pay on demand all costs and expenses (including without limitation actual legal fees) incurred by the Holder in connection with the enforcement of this Note.

     12. In the event that any one or more of the provisions of this Note shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provisions in any other respect and the remaining provisions of this Note shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

     13. The Holder may, upon prior written notice to the Maker, negotiate or assign all or part of its rights under this Note to any other person, and any holder or assignee (or further holder or assignee) may, upon prior written notice to the Maker, further negotiate or assign such rights to any other person.

     14. The rights, powers and remedies provided herein are cumulative and not exclusive of any right, power or remedy provided by law or equity. No failure or delay on the part of the Holder in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any other right, power or remedy.

     15. The Maker agrees that its obligation to make payments of principal and interest as provided for herein are independent obligations and shall be absolute and unconditional and not subject to any defense, counterclaim, set-off or other right, existing or future, which the Maker may have against the Holder, any holder hereof or any other person or entity.

     16. The payment of this Note is secured by that certain security agreement (the "Security Agreement") dated as of the date hereof between Maker, as debtor, and Holder, as secured party. The Security Agreement is cross-collateralized with that certain Commercial Factoring Agreement dated as of April 25, 2001 among All Access Entertainment Management Group, Inc., PDSE Records, Inc., d/b/a Label M in New York, Push Records, Inc., Leffler Music, Picture Vision, Inc., Straw Dogs, Inc., Shelter Films, Inc., PDSE Digital Inc., each being a wholly

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owned subsidiary of Maker, and Holder (the "Factoring Agreement"). If a default, as set forth in Paragraph 4 hereof, shall have occurred and be continuing, Holder shall have the right, which may be exercised in its sole and absolute discretion to declare a default under the terms of the Factoring Agreement.

     17. The Maker knowingly and intentionally waives the applicability of any rule of construction, which provides that in the event of ambiguity, the provision in question is to be construed to the detriment of the party responsible for the drafting of the document.

     18. The Maker agrees to reimburse the Holder for its reasonable legal fees incurred in connection with the loan evidenced hereby.

     19. If any law which applies to the Note and which sets maximum interest charges, is finally interpreted so that the interest charged by Holder to Maker or other charges collected or to be collected in connection with this Note exceed the permitted limits under any applicable law or statute, than: (i) any such interest or other charges shall be reduced by the amount necessary to reduce the charges to the permitted limit; and (ii) any sums already collected from Maker which exceed permitted limits will be applied and shall be deemed to have been payments of Maker's obligations hereunder.

     IN WITNESS WHEREOF, this Note has been executed and delivered as of the date first above written.


                                PARADISE MUSIC & ENTERTAINMENT, INC.


                                By: /s/ Kelly T. Hickel
                                    --------------------------------
                                    Name:  Kelly T. Hickel
                                    Title: Chairman and President